EXHIBIT 12

                      Northwest Natural Gas Company
            Computation of Ratio of Earnings to Fixed Charges
                     January 1, 1991 - June 30, 1996
                                 ($000)
                                                                                     Months
                                 -----------Year Ended December 31------------       Ended
                                                                                     June 30,
                                   1991     1992      1993      1994      1995         1996
                                   ----     ----      ----      ----      ----       -------
Fixed Charges, as defined:
   Interest on Long-Term Debt    $21,977   $23,001   $22,578   $21,921    $23,141    $23,344
   Other Interest                  4,266     3,223     1,906     2,473      2,252      1,935
   Amortization of Debt
    Discount and Expense             348       511       775       850        882        895
   Interest Portion of Rentals     1,485     1,439     1,701     1,697      1,764      1,764
                                 -------   -------   -------   -------     -------   -------
   Total Fixed Charges,
    as defined                   $28,076   $28,174   $26,960   $26,941     $28,039   $27,938
                                 =======   =======   =======   =======     =======   =======

Earnings, as defined:
   Net Income                    $14,377   $15,775   $37,647   $35,461     $38,065   $44,368
   Taxes on Income                 2,321     6,951    22,096    20,473      22,120    26,597
   Fixed Charges, as above        28,076    28,174    26,960    26,941      28,039    27,938
                                 -------   -------   -------   -------     -------   -------
   Total Earnings, as defined    $44,774   $50,900   $86,703   $82,875     $88,224   $98,903
                                 =======   =======   =======   =======     =======   =======
Ratio of Earnings to
 Fixed Charges                      1.59      1.81      3.22      3.08        3.15       3.54
                                 =======   =======   =======   =======     =======    =======